EXHIBIT 4
                                                                       ---------



                          CERTIFICATE OF DESIGNATION OF
                            SERIES Z PREFERRED STOCK

                                       OF

                                  DSL.NET, INC.


         DSL.net, Inc., a company organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the "Corporation"), hereby certifies that the following resolution was adopted as required by
Section 151 of the General Corporation Law by action of the Board of Directors of the Corporation at a meeting held on July 21, 2004:


RESOLVED:      That, pursuant to the authority vested in the Board of Directors of the Corporation by the General Corporation Law of the State of Delaware and the Corporation's certificate of incorporation, a new series of preferred stock, par value $0.00l per share, of the Corporation be and is hereby created and designated as the "Series Z Preferred Stock," and the designation and number of shares thereof and the rights of the shares of such series, and the qualifications, limitations and restrictions thereof, are as set forth on Exhibit A.



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


         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by a duly authorized officer of the Corporation as of this 22nd day of July, 2004.



                                          DSL.NET, INC.


                                          By:      /s/ Marc R. Esterman
                                                   -----------------------------
                                          Name:    Marc R. Esterman
                                          Title:   V.P. - Corporate Affairs,
                                                   General Counsel and Secretary

                                                                       Exhibit A
                                                                       ---------

                         SERIES Z PREFERRED STOCK TERMS

         Designation and Amount. A total of 14,000 shares of the Corporation's previously undesignated preferred stock, par value $.001 per share, shall be designated as "Series Z Preferred Stock" (the "Series Z Preferred Stock"). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series Z Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance (i) upon the exercise of outstanding options, rights or warrants for the purchase of shares of Series Z Preferred Stock or (ii) upon the conversion of any outstanding securities issued by the Corporation convertible into shares of Series Z Preferred Stock.

         1. Dividend Provisions. The Corporation shall not declare, pay or set aside any cash dividends on shares of the common stock, par value $.0005 per share (the "Common Stock"), of the Corporation unless the Corporation shall simultaneously declare, pay or set aside, respectively, a cash dividend on each outstanding share of Series Z Preferred Stock in an amount equal to the dividend so payable with respect to one share of Common Stock.

         2.   Liquidation Preference.

              (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntarily, the holders of shares of Series Z Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of shares of Common Stock and any other class or series of preferred stock (whenever designated or created) that is junior to the Series Z Preferred Stock with respect to the liquidation, dissolution or winding up of the Corporation by reason of their ownership thereof, an amount per share equal to the sum of $1,120.00 (as adjusted for any stock splits, stock dividends, recapitalizations or the like affecting the Series Z Preferred Stock) and no more (the "Series Z Liquidation Preference Amount"). The Series Z Liquidation Preference Amount shall be subject to adjustment as provided in subsection (e) of this Section 2. If upon the occurrence of such event, the assets and funds available for distribution to the holders of shares of Series Z Preferred Stock and any other class or series of preferred stock (whenever designated or created) that is on parity with the Series Z Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series Z Preferred Stock and any other such class or series of Preferred Stock in proportion to the amount of such preferential amounts due on the shares of Series Z Preferred Stock and any other such class or series of Preferred Stock owned by each such holder.

              (b) Upon completion of the distribution required by subsection (a) of this Section 2 and any other distribution required by the Corporation's certificate of incorporation (including any certificate of designation for another class or series of preferred stock), all of the remaining assets of the Corporation available for distribution to stockholders, if any, shall be distributed among the holders of shares of Common Stock and any other class or series of stock of the Corporation (whenever designated or created) in accordance with the Corporation's certificate of incorporation.

              (c) (i) For purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include: (A) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) if, following such transaction, the holders of the outstanding voting power of the Corporation prior to the transaction cease to hold, directly or indirectly, a majority of the outstanding voting power of the surviving entity or (B) a sale of all or substantially all of the assets of the Corporation; provided, however, that in case of either clause (A) or (B), such transaction or series of related transactions shall have been authorized in advance by the Board of Directors of the Corporation. In connection with any transaction contemplated by the first sentence of this paragraph that has been authorized in advance by the Board of Directors of the Corporation, all consideration payable to the stockholders of the Corporation, in connection with a merger or consolidation, or all consideration payable to the Corporation, together with all other available assets of the Corporation (net of obligations owed by the Corporation), in the case of an asset sale, shall be paid to and deemed (to the fullest extent permitted by law) distributed (in the case of a merger or consolidation) or available for distribution and payment as provided herein (in the case of a sale of assets), as applicable, to the holders of capital stock of the Corporation in accordance with the preferences and priorities set forth in this Section 2, with such preferences and priorities specifically intended to be applicable in any such Change of Control (as defined below) transaction as if the same were a liquidation, dissolution or winding up. In any merger, consolidation or sale of all or substantially all of the assets of the Corporation that has been authorized in advance by the Board of Directors of the Corporation, the Corporation shall either (x) cause the agreement and plan of merger or consolidation to provide as a consequence of such merger or consolidation for the conversion of the outstanding shares of Series Z Preferred Stock into the right to receive an amount either in cash, or, in the case of a merger or consolidation for stock, stock of the surviving corporation equal to the applicable amount payable under this Section 2; or (y) immediately concurrent with the consummation with the sale of all or substantially all of the assets of the Corporation, cause the redemption of all outstanding shares of the Series Z Preferred Stock for an amount either in cash or, in the case of a sale of assets for stock, stock of the surviving corporation equal to the applicable amount payable under this Section 2. The occurrence of any event set forth in clause
(A) or (B) of the first sentence of this subsection 2(c)(i) is sometimes referred to as a "Change of Control."

                   (ii) In any of such events, if the consideration received by the Corporation or its stockholders is other than cash or securities, its value will be deemed its fair market value, as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

                         (A)  Securities not subject to investment letter or
other similar restrictions on free marketability covered by (B) below:

                              (1) If traded on a securities exchange or through
              the Nasdaq Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the ten (10) trading day period ending three (3) trading days prior to the closing;

                              (2) If actively traded over-the-counter, the value
              shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the ten (10) trading day period ending three (3) trading days prior to the closing; and

                              (3) If there is no active public market, the value
              shall be the fair market value thereof, as determined in good faith by the Board of Directors.

                         (B)  The method of valuation of securities subject to
investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate or by virtue of any securities law or regulation) shall be to make an appropriate discount from the market value determined as above in (A)
(1), (2) or (3) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

                   (iii) In the event the requirements of this subsection 2(c) are not complied with, the Corporation shall forthwith either:

                         (A) cause such closing to be postponed until such time
as the requirements of this Section 2 have been complied with; or

                         (B) cancel such transaction, in which event the rights,
preferences and privileges of the holders of shares of Series Z Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(c)(iv) hereof.

                   (iv) The Corporation shall give each holder of record of shares of Series Z Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of a majority of the then outstanding shares of Series Z Preferred Stock.

              (d) Pursuant to Section 1.4 of the Recapitalization Agreement dated as of July 22, 2004 (the "Recapitalization Agreement") by and among the Corporation and the investors listed on Schedule A thereto (the "Investors"), the Investors are required to notify the Corporation in writing within five business days after the dates on which the Investors collectively shall have sold, distributed, transferred or otherwise disposed of (i) more than 39 million shares of the shares of Common Stock issued to the Investors in the transactions contemplated by the Recapitalization Agreement and (ii) more than 58 million shares of the shares of Common Stock issued to the Investors in the transactions contemplated by the Recapitalization Agreement, which notices are required to set forth the number of such shares of Common Stock that have been sold, distributed, transferred or otherwise disposed of and the dates upon which such sales, distributions, transfers or other dispositions occurred.

              (e) The Series Z Liquidation Preference Amount shall be subject to reduction as follows:

                   (i) The Series Z Liquidation Preference Amount shall automatically be reduced to $620 per share (as adjusted for any stock splits, stock dividends, recapitalizations or the like affecting the Series Z Preferred Stock) if, before the liquidation, dissolution or winding up of the Corporation,
(A) the Corporation (I) is the subject of a voluntary or involuntary petition under any provision of the U.S. Bankruptcy Code or any other federal or state statute relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for the Corporation or any substantial portion of its property, and (II) sells in or pursuant to such proceeding all or substantially all of its assets other than in a transaction or series of related transactions in which the business of the Corporation is acquired by a third party as a business, whether such transactions are structured as a merger, consolidation, sale of all or substantially all the Corporation's assets or otherwise, (B) the Investors shall have sold, distributed, transferred or otherwise disposed of more than 39 million shares, but less than 58 million shares, of the shares of Common Stock issued to the Investors in the transactions contemplated by the Recapitalization Agreement, and (C) no adjustment to the Series Z Liquidation Preference Amount shall have been made pursuant to clause (ii) of this Section 2(e).

                   (ii) The Series Z Liquidation Preference Amount shall automatically be reduced to $0.00 per share on the earlier of (x) July 18, 2008 or (y) the first to occur of any of the following events:

                         (A)  Before the liquidation, dissolution or winding up
of the Corporation, (I) the Corporation (1) is the subject of a voluntary or involuntary petition under any provision of the U.S. Bankruptcy Code or any other federal or state statute relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for the Corporation or any substantial portion of its property, and (2) sells in or pursuant to such proceeding all or substantially all of its assets, and (II) the Investors shall have sold, distributed, transferred or otherwise disposed of more than 58 million shares of the shares of Common Stock issued to the Investors in the transactions contemplated by the Recapitalization Agreement; or

                         (B)  At any time after July 22, 2004, the beneficial
owners of outstanding shares of Series Z Preferred Stock collectively beneficially own outstanding shares of capital stock (excluding all shares of capital stock issuable upon the exercise, conversion or exchange of all exercisable, convertible or exchangeable securities) of the Corporation representing more than 50% of the aggregate voting power of the then outstanding shares of capital stock (excluding all shares of capital stock issuable upon the exercise, conversion or exchange of all exercisable, convertible or exchangeable securities) of the Corporation; or

                         (C)  The closing sale price (or if not available, the
average of the closing bid or sale prices) of the Common Stock as listed on its applicable trading market has exceeded $1.50 per share (as adjusted for any stock splits, stock dividends, recapitalizations or the like affecting the Common Stock) for a period of 45 consecutive trading days; provided, however, that no trading days shall be included in such period after the public announcement of a transaction or series of related transactions that (if consummated) constitute an event described in clause (A) or (B) of the first sentence of subsection 2(c)(i) (regardless of whether such transaction or series of related transactions shall have been authorized in advance by the Board of Directors of the Corporation) and before consummation or termination of such proposed transaction or series of related transactions.

As soon as practicable after the earlier of (x) July 18, 2008 or (y) the date on which the Series Z Liquidation Preference Amount is reduced to $0.00 per share, the Corporation shall notify each holder of shares of Series Z Preferred Stock in writing of (1) the reduction of the Series Z Liquidation Preference Amount to $0.00 per share and (2) such holder's obligation to surrender for cancellation the certificate or certificates representing the shares of Series Z Preferred Stock held by such holder, duly endorsed, at the office of the Corporation or of any transfer agent for the Series Z Preferred Stock designated by the Corporation. As soon as practicable (but within 30 days) after the receipt of such notice, each holder of shares of Series Z Preferred Stock shall surrender for cancellation the certificate or certificates representing the shares of Series Z Preferred Stock held by such holder, duly endorsed, at the office of the Corporation or of any transfer agent for the Series Z Preferred Stock designated by the Corporation.

         3. No Conversion Rights. The holders of shares of Series Z Preferred Stock shall have no rights to convert shares of Series Z Preferred Stock into any other securities of the Corporation.

         4. Voting Rights. Except as otherwise required by law or the Corporation's certificate of incorporation, each holder of Series Z Preferred Stock shall have one vote in respect of each share of Series Z Preferred Stock held by such stockholder of record on the books of the Corporation for the election of directors and for all other matters submitted to a vote of the Corporation's stockholders. Except as may be otherwise provided by law or in the Corporation's certificate of incorporation, the Series Z Preferred Stock shall vote together with all other classes and series of stock of the Corporation (including the Preferred Stock) as a single class on all actions to be taken by the stockholders of the Corporation. The holders of shares of the Series Z

Preferred Stock, when voting or acting as a separate class or series, may take action by written consent in lieu of a meeting.

         5. No Redemption Rights. The holders of shares of Series Z Preferred Stock shall have no rights to have shares of Series Z Preferred Stock redeemed.


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